EXHIBIT 4.10

ACKNOWLEDGEMENT OF SUBSCRIPTION

GENERAL FINANCE CORPORATION
 ATTENTION: CHRISTOPHER A. WILSON
 39 EAST UNION STREET
 PASADENA, CALIFORNIA 91103

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “Continental Stock Transfer & Trust Co. as agent for General Finance Corporation” in the amount of $___ multiplied by the number of Units you intend to subscribe for.

A stock certificate and warrant purchased in each Unit, which consists of one share of common stock and a three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00, will be issued to you as soon as possible upon the Company’s acceptance of your subscription, as described in the prospectus dated ___, 2010. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,

GENERAL FINANCE CORPORATION
By:
Christopher A. Wilson
General Counsel

 Date

By signing below, I acknowledge the receipt of the prospectus dated ___, 2010 of General Finance Corporation and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $                     for the purchase of                      Units, at the purchase price of $           per Unit.

 Signature

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